Exhibit 5.1
Stephanie G. Heim, Esq.
PS Business Parks, Inc.
701 Western Avenue
Glendale, California 91201
(818) 244-8080
November 4, 2005
PS Business Parks, Inc.
701 Western Avenue
Glendale, California 91201
Ladies and Gentlemen:
I refer to the Registration Statement on Form S-8 (the “Registration Statement”) proposed to be filed by PS Business Parks, Inc. (the “Company”) with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 70,000 shares of the Company’s Common Stock, par value $.01 per share, (the “Shares”). The Shares are to be issued from time to time by the Company pursuant to the Company’s Retirement Plan for Non-Employee Directors (the “Plan”).
I have acted as counsel to the Company in connection with the preparation of the Registration Statement and as such, have examined such corporate records, certificates and other documents and reviewed such questions of law as I deemed necessary or appropriate for the purposes of this opinion. On the basis of such examination and review, it is my opinion that the Shares, upon issuance in accordance with the terms of the Plan, will be validly issued and outstanding and fully paid and non-assessable.
I hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ Stephanie G. Heim